Exhibit 10(a)66



                             SECOND AMENDMENT TO THE
                 SOUTHERN COMPANY EMPLOYEE STOCK OWNERSHIP PLAN


         WHEREAS, the Employee Stock Ownership Plan Committee ("Committee") heretofore adopted the amendment and restatement of The Southern Company Employee Stock Ownership Plan ("Plan"), effective as of April 1, 1995, which was amended by the Board of Directors of Southern Company Services, Inc. ("Company") effective as of August 1, 1995; and

         WHEREAS, the Committee desires again to amend the Plan in order to clarify that the Company and the Employing Companies may be reimbursed by the Trust Fund for certain Plan expenses; and

         WHEREAS, the Committee is authorized pursuant to Section 15.1 of the Plan to amend the Plan at any time, provided that the amendment does not involve a substantial increase in cost to any Employing Company or is necessary or desirable to comply with the laws and regulations applicable to the Plan;

         NOW, THEREFORE, the Committee hereby amends the Plan as follows:

                                       I.

         Effective as of January 1, 1996, Section 9.12 shall be amended by deleting such section in its entirety and substituting a new Section 9.12 as follows:

                  9.12 Expenses of Plan and Trust Fund. The expenses of establishment and administration of the Plan and the Trust Fund, including all fees of the Trustee, auditors, and counsel, shall be paid by the Company or the Employing Companies. Notwithstanding the foregoing, to the extent provided in the Trust Agreement, certain administrative expenses may be paid from the Trust Fund either directly or through reimbursement of the Company or the Employing Companies. Any expenses directly related to the investments of the Trust Fund, such as stock transfer taxes, brokerage commissions, or other charges incurred in the acquisition or disposition of such investments, shall be paid from the Trust Fund and shall be deemed to be part of the cost of such securities or deducted in computing the proceeds therefrom, as the case may be. Taxes, if any, on any assets held or income received by the Trustee and transfer taxes on the transfer of Common Stock from the Trustee to a Participant or his Beneficiary shall be charged appropriately against the Accounts of Participants as the Committee shall determine. Any expenses paid by the Company pursuant to Section
         9.11 and this section shall be subject to reimbursement by other Employing Companies of their proportionate shares of such expenses as determined by the Committee.

                                       II.

         Except as amended herein by this Second Amendment, the Plan shall remain in full force and effect as amended and restated by the Company prior to the adoption of this Second Amendment.


         IN WITNESS WHEREOF, Southern Company Services, Inc. through its duly authorized officers has adopted this Second Amendment to The Southern Company Employee Stock Ownership Plan this ____ day of _________________________, 1996 to be effective as stated herein.

                                       SOUTHERN COMPANY SERVICES, INC.



                                       By:
                                       Its:

ATTEST:


By:
Its:

         [CORPORATE SEAL]